              LAW OFFICES
BALLARD SPAHR ANDREWS & INGERSOLL, LLP                           BALTIMORE, MD
    1735 MARKET STREET, 51ST FLOOR                                DENVER, CO
 PHILADELPHIA, PENNSYLVANIA 19103-7599                        SALT LAKE CITY, UT
             215-665-8500                                        VOORHEES, NJ
           FAX: 215-864-8999                                    WASHINGTON, DC
         www.ballardspahr.com                                   WILMINGTON, DE



                                   November 16, 2005


AIM Growth Series
11 Greenway Plaza, Suite 100
Houston, TX  77046-1173

Ladies and Gentlemen:

         We have acted as counsel to AIM Growth Series, a Delaware statutory trust (the "Trust"), in connection with that certain Agreement and Plan of Reorganization (the "Small Company Growth Plan") by and among the Trust, on behalf of its series portfolio, AIM Small Cap Growth Fund ("Buying Fund") and AIM Stock Funds, on behalf of its series portfolio, AIM Small Company Growth Fund ("Selling Fund") and A I M Advisors, Inc. ("AIM"), which provides for the reorganization of Selling Fund with and into Buying Fund (the "Reorganization"). Pursuant to the Small Company Growth Plan, all of the assets of Selling Fund will be transferred to Buying Fund, Buying Fund will assume all of the liabilities of Selling Fund and the Trust will issue shares of each class of Buying Fund to shareholders of Selling Fund corresponding to the class of shares of Selling Fund held by such shareholders. The value of each Selling Fund shareholder's account with Buying Fund after the Reorganization will be the same as the value of such shareholder's account with Selling Fund immediately prior to the Reorganization.

         In connection with our giving this opinion, we have examined copies of the Trust's Amended and Restated Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), resolutions of the Board of Trustees adopted November 14, 2005, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

         The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the classes of shares of Buying Fund to be issued to the shareholders of the corresponding classes of shares of Selling Fund pursuant to the Small Company Growth Plan, as set forth on Exhibit A hereto (the "Buying Fund Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

AIM Growth Series
November 16, 2005
Page 2


         Based on the foregoing, we are of the opinion that the Buying Fund Shares are duly authorized and, when issued by the Trust to the shareholders of the Selling Fund in accordance with the terms and conditions of the Small Company Growth Plan, will be legally issued, fully paid and nonassessable.

         We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

         Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

         We consent to the filing of this opinion as an Exhibit to the Trust's Registration Statement on Form N-14, and to the references to our firm under the following captions under the heading "The Reorganization," "Other Terms," "Federal Income Tax Consequences" and "Legal Matters," in the combined Proxy Statement/Prospectus for Selling Fund, which is included in such Registration Statement.

                                        Very truly yours,

                                       /s/ Ballard Spahr Andrews & Ingersoll LLP

                                    EXHIBIT A
                       BUYING FUND AND SELLING FUND SHARES

                                            Corresponding Classes of
Classes of Shares of Selling Fund             Shares of Buying Fund
---------------------------------           ------------------------
  AIM Small Company Growth Fund             AIM Small Cap Growth Fund
          Class A Shares                         Class A Shares
          Class B Shares                         Class B Shares
          Class C Shares                         Class C Shares
          Class R Shares                         Class R Shares
      Investor Class Shares                   Investor Class Shares
    Institutional Class Shares             Institutional Class Shares